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                                                                   Exhibit 10.28

                              EMPLOYMENT AGREEMENT

                  AGREEMENT, made this 5th day of August, 1994, by and between Calvin Klein Jeanswear Company (the "Company") and Daniel J. Gladstone ("Executive").

                                   WITNESSETH:

                  WHEREAS, the Company is engaged in the business of distributing, manufacturing, marketing and selling jeans and sports wear (the "Business");

                  WHEREAS, Executive has represented that he has all of the expertise, background and experience as will enable him to perform all of the duties and execute all of the responsibilities contemplated by this Agreement;

                  WHEREAS, based on such representation the Company wishes to employ Executive as President of the Company upon the terms hereinafter set forth; and

                  WHEREAS, Executive wishes to be so employed by the Company;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

                  1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company. Executive shall perform such duties and responsibilities as are from time to time assigned to Executive by the Chief Executive Officer and/or the Board of Directors of the Company and such duties shall be compatible with the office of President of the Company. Executive agrees to devote all of his business time, attention and energies to the performance of the duties assigned to him hereunder, and to perform such duties faithfully, diligently and to the best of his


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abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company's employees. Executive agrees to refrain from engaging in any activity that does or could reasonably be deemed to conflict with the best interests of the Company. Without limiting the generality of the foregoing, Executive shall perform the duties associated with the position of President, and shall be responsible for the Women's, Junior's, Men's, and Girl's Division of the Company.

                  2. Term. This Agreement shall commence on August 5, 1994, and shall expire on December 31, 1997 (the "Term"), unless sooner terminated in accordance with Section 8 hereof. There shall be no extension of this Agreement other than by written instrument executed by both parties hereto.

                  3.  Compensation:

                           (a) Salary: Executive's salary shall be at the annual
rate of $350,000, payable in accordance with the Company's regular payroll practices. All applicable withholding taxes shall be deducted from such payments. Increments or decreases in the annual rate shall be based on a percentage of the Incentive Bonus in accordance with terms of Appendix A hereto.

                           (b) Incentive Bonus: Any bonus compensation shall
be in accordance with the terms of Appendix A hereto.

                  4. Benefits: Executive shall receive the benefits listed in Appendix A hereto. The benefits listed in Appendix A shall be provided to Executive in accordance with the terms and conditions of such benefit plans and programs as are maintained by the Company for individuals in positions comparable to those of Executive, as such plans are amended from time to time.

                  5. Vacation: Executive shall be entitled to paid vacation of four weeks annually. Such vacation shall be taken at such times as will interfere as little as possible with the performance of Executive's duties hereunder.

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                  6. Expenses: The Company will reimburse Executive for
reasonable and necessary business expenses of Executive for travel, meals and similar items incurred in connection with the performance of Executive's duties, and which are consistent with such guidelines as the senior executive officers and/or the Board of Directors of the Company may from time to time establish. All payments for reimbursement of such expenses shall be made to the Executive only upon the presentation to the Company of appropriate vouchers or receipts.

                  7.  Confidentiality, Non-Competition, etc.:

                           (a) Executive acknowledges that: (i) the Business is
intensely competitive and that Executive's employment by the Company will require that Executive have access to and knowledge of confidential information of the Company, including, but not limited to, the identity of the Company's customers, the identity of the representatives of customers with whom the Company has dealt, the kinds of services provided by the Company to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software applications and other programs, personnel information and other trade secrets (the "Confidential Information");
(ii) the direct and indirect disclosure of any such Confidential Information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company's business; and (iii) the engaging by Executive in any of the activities prohibited by this Section 7 may constitute improper appropriation and/or use of such information and trade secrets. Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectible business interest of the Company. Accordingly the Company and Executive agree as follows:

                           (b) For purposes of this Section 7, the Company shall
be construed to include the Company and its parents, subsidiaries and affiliates engaged in the Business, including any divisions managed by Executive.

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                           (c) During the Term of, this Agreement and at all
times after the termination of Executive Is employment by expiration of the Term or otherwise, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein. Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment for any reason.

                           (d) Executive shall not, so long as he is employed by
the Company, engage in "Competition" with the Company. For purposes of this Agreement, Competition by Executive shall mean Executive's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States which competes, directly or indirectly, with the business of the Company as the same shall be constituted at any time during his employment.

                           (e) for a period of six (6) months after he resigns
his employment, without cause and ceases to be employed hereunder by the Company, Executive agrees that he will not, directly or indirectly for his benefit, or for the benefit of any other person, firm or entity, do any of the following:

                                    (i) solicit from any customer doing business
         with the Company as of Executive's termination, business of the same of a similar nature to the business of the Company with such customer;

                                    (ii) solicit from any known poten- tial
         customer of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or

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         proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to Executive's termination;

                                    (iii) solicit the employment or services of,
         or hire, any person who was known to be employed by or was a known consultant to the company upon Executive's termination of Executive's employment, or within six (6) months prior thereto; or

                                    (iv) commit any willful or international
         act having the effect of materially injuring the business or accounts of the Company.

                           (f) Executive acknowledges that the services to be
rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him of any of the provisions contained in this Section 7 will cause the Company irreparable injury. Executive therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations.

                           (g) Executive further acknowledges and agrees that
due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company.

                  8.  Termination:

                           (a) Notwithstanding any provision of this Agreement
to the contrary, the employment of Executive hereunder shall terminate on the first to occur of the following dates:

                                    (i)  the date of Executive's death,
         adjudicated incompetency or adjudicated bankruptcy;

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                                    (ii) the date on which the Company shall
         give Executive notice of termination on account of Disability (as hereinafter defined);

                                    (iii) the date on which the Company shall
         give Executive notice of termination for cause and specifying that cause as such is defined in paragraph 8 (d) below;

                                    (iv)  expiration of the Term; or

                                    (v) the date on which the Company shall give
         Executive notice of termination without Cause, as set forth herein, or for reasons other than set forth in 8(a)(i) through (iv) above;

                           (b) The Company shall be entitled at any time, upon
notice to Executive, to terminate his employment hereunder on account of the Disability of Executive or for Cause, and, in either of such events, or in the event that Executive's employment hereunder shall terminate on account of the death, adjudicated incompetency or adjudicated bankruptcy of Executive, Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid salary and earned but unpaid bonus and payment for unused vacation days, through the date of termination. Following any such termination, neither Executive nor his estate, conservator or designated beneficiary shall be entitled to receive any salary or other payment provided for hereunder with respect to any period after such termination except as may be specifically provided herein.

                                    (i) the Company shall also be entitled at
         any time upon notice to Executive, to terminate his employment without Cause as set forth herein or for reasons other than set forth in 8(a)(i) through (iv) above. In the event of termination of Executive without Cause or for reasons other than set forth in 8(a)(i) through
         (iv) above Company shall pay Executive twelve months' salary and any unpaid bonus to the date of termination and shall provide continuation of medical benefits coverage for Executive and any covered dependents during such twelve month period.

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                                    (ii) Executive shall not be required to
         mitigate amounts payable pursuant to Section 8(b)(i) hereof by seeking other employment or otherwise, except to the extent that the Executive shall receive from a subsequent employer medical benefits coverage substantially similar to those provided by the Company, the benefits to be provided under the provisions of Sections 8(a)(v) and 8(b)(i) hereof shall be correspondingly reduced.

                           (c) For purposes of this Agreement, "Disability"
shall mean an illness, injury or other incapacitating condition as a result of which Executive is unable to perform the services required to be performed under this Agreement for (i) one hundred eighty-three (183) consecutive days during the Term, or (ii) a period or periods aggregating more than one hundred eighty-three (183) days in any twelve (12) consecutive months. In any such event, the Company, in its sole discretion, may terminate this Agreement by giving notice to Executive of termination for Disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time.

                           (d) For purposes of this Agreement, "Cause" shall
mean the occurrence of any of the following, as reasonably and in good faith determined by the Company:

                                    (i) the willful failure, neglect or refusal
         by Executive to perform his duties hereunder (including, without limitation, Executive's inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or dug addiction);

                                    (ii) any willful, intentional or grossly
         negligent act by Executive having the effect of materially injuring the business or reputation of the Company, any of its parents, subsidiaries or affiliates and any divisions Executive may manage;

                                    (iii) willful misconduct by Executive,
         including insubordination, in respect of the duties or obligations of Executive as such is indicated under this Agreement;

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                                    (iv) Executive's commission of a felony or
         misdemeanor involving moral turpitude (including entry of a nono contender plea);

                                    (v) any misappropriation or embezzlement
         of the property of the Company and its affiliates and subsidiaries (whether or not a misdemeanor or felony); and

                                    (vi) a willful and intentional breach of any
         one or more of the material covenants of this Agreement by Executive.

                           (e) Unless Company gives Executive notice of the
non-renewal of this Employment Agreement at least six (6) months before the end of the term hereof this Employment Agreement will be automatically extended for one year and all the terms hereof shall be in effect during that one year extension.

                  9. Return of Company Property: Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to Executive.

                  10. Compensation in Event of Termination; Survival: Upon termination of Executive's employment for any reason, this Agreement shall terminate and the Company shall have no further obligation to Executive except to the extent Executive is otherwise entitled to any unpaid salary or benefits hereunder, insurance coverage in accordance with applicable law, and severance pay or bonus payments as provided herein; provided that the provisions set forth in Sections 7 and 9 hereof shall remain in full force and effect after the termination of Executive's employment, notwithstanding the expiration or termination of this Agreement.

                  11.  Entire Agreement:  This Agreement sets
forth the entire agreement between the parties with

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respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

                  12. Waiver: The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

                  13. Severability: In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity of subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

                  14. Notices: Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

         If to the Company:                 Calvin Klein Jeanswear Company
                                            205 W. 39th Street, 12th Floor
                                            New York, New York 10018
                                            Attn: Arnold H. Simon

         If to Executive:                   Mr. Daniel J. Gladstone
                                            11 Annandale Drive
                                            Chappaqua, New York 10514

or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

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                  15. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law rules. Any claim arising out of or relating to this Agreement, or a breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in New York, Borough of Manhattan and judgment upon the award rendered by the arbitrators) may be entered in any court having jurisdiction thereof.

                  16. Descriptive Headings: The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  17. Counterparts: This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                               THE EXECUTIVE

                                               By:___________________________
                                                    Daniel J. Gladstone

                                               THE COMPANY
                                               CALVIN KLEIN JEANSWEAR COMPANY

                                               By:___________________________
                                                    Arnold H. Simon
                                                    Chief Executive Officer

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                                   APPENDIX A

                               DANIEL J. GLADSTONE

1. BASE SALARY - $350,000 annually plus a 7 1/2% increase in such Base Salary commencing on January 1, 1995 and on the first day of each succeeding year during the term of this Employment Agreement.

2. BENEFITS - Qualified retirement and welfare and any other benefit plans sponsored by the Company for all senior executives of the Company.

3. STOCK OPTIONS - In event stock options and registration rights agreements are entered into with either employee or investors, executive will be treated in a fair and equitable manner consistent with status of being the President of the Company. The existing agreement will be amended to provide for vesting of shares consistent with terms of this agreement.

4. BONUS - If annual net sales exceed $60 million in calendar year 1994 Executive shall receive an Incentive Bonus in an amount equal to one-half (1/2) of one percent of the Company's annual net sales ex-ceeding $60 million during that year (1994); in calendar year 1995 such Incentive Bonus shall be paid in an amount equal to one-half (1/2) of one percent of the Company's annual (1995) net sales which exceed $65 million; in calendar year 1996 such Incentive Bonus shall be paid in an amount equal to one-half (1/2) of one percent of the Company's annual
         (1996) net sales which exceed $70 million; in calendar year 1997 such Incentive Bonus shall be paid in an amount equal to one-half (1/2) of one percent of the Company's annual (1997) net sales which exceed $75 million.

         The term "net sales" shall mean gross sales minus returns, allowances and discounts.


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                    AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

         This Amendment No. 1, dated this 9th day of May, 1996, amends the Employment Agreement, entered into as of August 5, 1994, by and between Calvin Klein Jeanswear Company (the "Company") and Daniel J. Gladstone ("Executive").

         1. Paragraph 3(a) is hereby amended and restated in its entirety as follows:

         (a) Salary: As of January 1, 1996, Executive's salary shall be an annual base draw of $450,000 against Executive's bonus, payable in accordance with the Company's regular payroll practices. All applicable withholding taxes shall be deducted for such payments. In the event that the bonus compensation is less than the base draw amount, Executive shall still be entitled to the annual base draw. Executive's base draw and bonus compensation combined shall be limited to a maximum of one million dollars ($1,000,000) in any one calendar year.

         2. Paragraph 1 of Appendix A is hereby amended and restated in its entirety as follows: "BASE SALARY - $450,000 draw against Executive's bonus annually commencing on January 1, 1996.

         3. Paragraph 4 of Appendix A is hereby amended and restated in its entirety as follows: "If annual net sales exceed $65 million in calendar year 1995 Executive shall receive an Incentive Bonus in an amount equal to one-half (1/2) of one percent of the Company's annual net sales exceeding $65 million during that year (1995); in calendar year 1996 such Incentive Bonus shall be paid in an amount equal to one-half (1/2) of one percent of the Company's annual
(1996) net sales which exceed $70 million; in calendar year 1997 such Incentive Bonus shall be paid in an amount equal to one-half of one percent of the Company's annual (1997) net sales which exceed $75 million.

         The last sentence of Appendix A is hereby amended and restated in its entirety as follows: "The term "net sales" shall mean gross sales minus returns, allowances


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and discounts, and off-price sales at more than 20% below wholesale."

         All other terms and conditions not addressed by this Amendment remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment on the day first stated above.


         CALVIN KLEIN JEANSWEAR                      THE EXECUTIVE
         COMPANY

By:      ___________________                         By:_____________________
         Arnold H. Simon                                  Daniel J. Gladstone
         Chief Executive Officer



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